Retention Agreement

This Agreement is between Skyline Champion Corporation (“SCC”) and Jon S. Pilarski (“Employee”).  Its purpose is to incentivize Employee to remain employed through a certain period of time and set forth the amount of bonus that will be paid to Employee if certain conditions are met.

1.Background.  SCC has advised Employee that it is ending his employment relationship for reasons that have been explained to him.  This Agreement is entered into to encourage Employee to remain a full-time employee performing satisfactory services during a transition period that is expected to last through May 31, 2019 (the “Expected Employment Termination Date”).  This date is subject to change at SCC’s discretion.  This Agreement is not intended to create a contract of employment for any definite term, nor change the at-will nature of Employee’s employment but identifies the compensation Employee will receive if the stated conditions are met.

2.Compensation and Benefits.  SCC shall continue to pay Employee his regular rate of compensation (not including bonus or commissions) throughout the period Employee remains employed with SCC.  Additionally, SCC shall continue to provide Employee with the benefits he was receiving prior to the date on which this Agreement was presented to him throughout the period Employee remains employed with SCC.

3.Bonus.  Subject to paragraph 4 below, SCC will pay Employee his standard corporate bonus applicable for fiscal year 2019 of $86,062.50 plus a retention bonus of $28,687.50, less applicable withholding and deductions, within 30 days following the Employment Termination Date.

4.Conditions.  Payment of the Bonus is contingent upon Employee’s execution of SCC’s standard Separation Agreement including a Release of all Claims against SCC, and all affiliated entities, managers, agents, and employees, upon Employee’s termination.  Further, no bonus shall be paid pursuant to paragraph 3, if either of the following events occurs before the Employment Termination Date:

a.Employee quits or resigns his employment with SCC.

b.Employee’s employment is terminated by SCC for cause before the Employment Termination Date.  Cause includes, but is not limited to, the inability or failure to satisfactorily perform assigned work or engaging in conduct that is inappropriate, illegal, or inconsistent with SCC’s policies or procedures or the duties Employee owes to SCC.

5.Termination Without Cause.  If SCC terminates Employee’s employment without cause before the Employment Termination Date, Employee shall be paid the appropriate bonus amount as set forth in paragraph 3.

6.Complete Agreement.  This Agreement contains all the terms of employment agreed to by Employee and SCC as of the date signed and, except as further provided in this paragraph, supersedes any prior agreements between Employee and SCC regarding continued employment and retention bonuses.  This Agreement does not, in any way or manner, supersede the Separation Agreement referenced in paragraph 3, or any obligations on confidentiality, noncompetition, patents or copyright to which Employee was subject while employed with SCC; nor does this Agreement reduce Employee’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

7.Choice of Law.  This Agreement will be governed by the laws of the state of Michigan.

ACCEPTED:ACCEPTED:

Skyline Champion Corporation

/s/ Jon S. Pilarski

By:/s/ Roger K. Scholten

Jon S. Pilarski (signature)Roger K. Scholten
4/30/19Sr. VP, General Counsel

Date:

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